Exhibit 99.1

FOR IMMEDIATE RELEASE

PVR PARTNERS, L.P. ANNOUNCES PUBLIC OFFERING OF 5,500,000 COMMON UNITS

RADNOR, PA – September 12, 2013 … PVR Partners, L.P. (NYSE: PVR) today announced that it has commenced an underwritten public offering of 5,500,000 common units representing limited partner interests in PVR. PVR expects to grant the underwriter a 30-day option to purchase a maximum of 825,000 additional common units. The immediate use of the net proceeds from the offering will be to repay a portion of the borrowings outstanding under PVR’s revolving credit facility (the “Revolver”). PVR anticipates that it will re-borrow from time to time amounts repaid under the Revolver for general partnership purposes.

Barclays Capital Inc. will serve as the sole underwriter. When available, copies of the prospectus supplement and accompanying base prospectus related to the offering may be obtained from Barclays at c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, Telephone: (888) 603-5847, Email: Barclaysprospectus@broadridge.com. An electronic copy of the preliminary prospectus supplement and the accompanying base prospectus is available from the Securities and Exchange Commission’s (the “SEC”) website at http://www.sec.gov.

This offering is being made pursuant to an effective shelf registration statement previously filed by PVR with the SEC, and only by means of a prospectus supplement and the accompanying base prospectus. This news release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful prior to registration or qualification under the securities, blue sky or other laws of any such state or other jurisdiction.

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PVR Partners, L.P. (NYSE: PVR) is a publicly traded limited partnership which owns and operates a network of natural gas midstream pipelines and processing plants, and owns and manages coal and natural resource properties. Our midstream assets, located principally in Texas, Oklahoma and Pennsylvania, provide gathering, transportation, compression, processing, dehydration and related services to natural gas producers. Our coal and natural resource properties, located in the Appalachian, Illinois and San Juan basins, are leased to experienced operators in exchange for royalty payments.

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This press release includes “forward-looking statements” within the meaning of federal securities laws. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside the Partnership’s ability to control or predict, which could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, regulatory, economic and market conditions, and the timing and success of business development efforts and other uncertainties. Additional information concerning these and other factors can be found in our press releases and public periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2012 and most recently filed Quarterly Reports on Form 10-Q. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Stephen R. Milbourne

Director – Investor Relations

Phone: 610-975-8204

E-Mail: invest@pvrpartners.com

SOURCE PVR Partners, L.P.